Exhibit 10.5.2

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum to Employment Agreement (“Addendum”) dated the day of August 18, 2004 is between Kansas City Southern, a Delaware corporation (“KCS”), formerly known as Kansas City Southern Industries, Inc. or KCSI, and Warren K. Erdman, an individual (“Executive”).

WHEREAS, Executive is currently employed by KCS, and KCS and Executive previously entered into an Employment Agreement dated January 1, 2001 (“Agreement”), which sets forth terms and conditions of Executive’s employment; and

WHEREAS, the parties desire to amend certain of those terms and conditions in the Agreement as set forth below without amending the remaining terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and between KCS and Executive that the Agreement is amended as follows:

1.	Paragraphs 4(c) and 4(d) of the Agreement.

Paragraphs 4(c) and 4(d) of the Agreement are hereby deleted and replaced in their entirety with the following:

(c) Termination by KCS For Cause. KCS may terminate this Agreement and Executive’s employment “for cause” immediately upon notice to Executive. For purposes of this Agreement (except for Paragraph 7), termination “for cause” shall mean termination based upon any one or more of the following:

(i) Any material breach of this Agreement by Executive;

(ii) Executive’s dishonesty involving KCS, or any affiliate of KCS;

(iii) Gross negligence or willful misconduct in the performance of Executive’s duties as determined in good faith by the KCS Board;

(iv) Executive’s failure to substantially perform his duties and responsibilities hereunder, including without limitation Executive’s willful failure to follow reasonable instructions of the President or other officer to whom Executive reports;

(v) Executive’s breach of an express employment policy of KCS or its affiliates;

(vi) Executive’s fraud or criminal activity;

(vii) Embezzlement or misappropriation by Executive; or

(viii) Executive’s breach of his fiduciary duty to KCS or its affiliates.

(d) Termination by KCS Other Than For Cause

(i) KCS may terminate this Agreement and Executive’s employment other than for cause immediately upon notice to Executive, and in such event, KCS shall provide severance benefits to Executive in accordance with Paragraph 4(d)(ii). Executive acknowledges and agrees that such severance benefits constitute the exclusive remedy of Executive upon termination of employment other than for cause. Notwithstanding any other provision of this Agreement, as a condition to receiving such severance benefits, Executive shall be required to execute a full release of claims in favor of KCS and its affiliates in the form attached hereto and incorporated herein by reference as Attachment A.

(ii) Unless the provisions of Paragraph 7 of this Agreement are applicable, if Executive’s employment is terminated under Paragraph 4(d)(i), KCS shall: (1) continue for a period of one (1) year following such termination, to pay to Executive as severance pay a monthly amount equal to one-twelfth (1/12th) of the annual base salary referenced in Paragraph 2(a), at the rate in effect immediately prior to termination, and, (2) for a period of fifteen (15) months following such termination, reimburse Executive for the cost (including state and federal income taxes payable with respect to this reimbursement) of continuing the health insurance coverage provided pursuant to this Agreement or obtaining health insurance coverage comparable to the health insurance provided pursuant to this Agreement, and obtaining coverage comparable to the life insurance provided pursuant to this Agreement, unless Executive is provided comparable health or life insurance coverage in connection with other employment. The foregoing obligations of KCS shall continue until the end of such respective one (1) year and fifteen (15)-month periods notwithstanding the death or disability of Executive during said period (except, in the event of death, the obligation to reimburse Executive for the cost of life insurance shall not continue). In the year in which termination of employment occurs, Executive shall be eligible to receive benefits under the KCS Incentive Compensation Plan and any Executive Plan in which Executive participates (the “Executive Plan”) (if such Plans then are in existence and Executive was entitled to participate immediately prior to termination) in accordance with the provisions of such plans then applicable, and severance pay received in such year shall be taken into account for the purpose of determining benefits, if any, under the KCS Incentive Compensation Plan but not under the Executive Plan. After the year in which termination occurs, Executive shall not be entitled to accrue or receive benefits under the KCS Incentive Compensation Plan or the Executive Plan with respect to the severance pay provided herein, notwithstanding that benefits under such plan there are still generally available to executive employees of KCS. After termination of employment, Executive shall not be entitled to accrue or receive benefits under any other employee benefit plan or program, except that Executive shall be entitled to participate in the KCS Profit Sharing Plan, the KCS Employee Stock Ownership Plan and the KCS Section 401(k) Plan (if KCS employees then still participate in such plans) in the year of termination of employment only if Executive meets all requirements of such plans for participation in such year.

2.	Paragraph 5 of the Agreement.

Paragraph 5 of the Agreement is hereby deleted and replaced in its entirety with the following:

Confidentiality and Non-Disclosure.

(a) Executive understands and agrees that he has been and will continue to be given Confidential Information (as defined below) during his employment with KCS relating to the business of KCS and/or its affiliates, in exchange for his agreement herein. Executive hereby expressly agrees to maintain in strictest confidence and not to use in any way (including without limitation in any future business relationship of Executive), publish, disclose or authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of KCS and/or its affiliates. Executive agrees further not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of KCS and/or its affiliates, and to return, prior to Executive’s termination of employment for any reason, any such information in Executive’s possession. If Executive discovers, or comes into possession of, any such information after his termination he shall promptly return it to KCS. Executive acknowledges that the provisions of this paragraph are consistent with KCS’ policies and procedures to which Executive, as an employee of KCS, is bound.

(b) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by KCS or its affiliates or customers and (1) is proprietary to, about, or created by KCS or its affiliates or customers; (2) gives KCS or its affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of KCS or its affiliates or customers; and (3) is not typically disclosed by KCS or its affiliates or customers, or known by persons who are not employed by KCS or its affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include: information pertaining to KCS or its affiliates’ business operations such as financial and operational information and data, operational plans and strategies, business and marketing strategies, pricing information, plans for various products and services, and acquisition and divestiture planning.

(c) In the event of any breach of Paragraph 5 by Executive, Railway shall be entitled to terminate any and all remaining severance benefits under Paragraph 4(d)(ii) and shall be entitled to pursue such other legal and equitable remedies as may be available. Executive acknowledges, understands and agrees that KCS and/or its affiliates will suffer immediate and irreparable harm if Executive fails to comply with any of his obligations under Paragraph 5 of the Agreement, and that monetary damages alone will be inadequate to compensate KCS or its affiliates for such breach. Accordingly, Executive agrees that KCS and/or its affiliates shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of Paragraph 5 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

3.	Paragraph 6(a) of the Agreement.

Paragraph 6(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

(a)	Duties. Upon termination of this Agreement by KCS or Executive for any reason, Executive shall immediately sign such written resignations from all positions as an officer, director or member of any committee or board of KCS and all direct and indirect subsidiaries and affiliates of KCS as may be requested by KCS and shall sign such other documents and papers relating to Executive’s employment, benefits and benefit plans as KCS may reasonably request.

4.	Paragraph 7(e) of the Agreement.

The parenthetical “(discounted to the then present value on the basis of a rate of seven percent (7%) per annum)” is deleted from the first paragraph of paragraph 7(e).

5.	Remainder of Agreement Unchanged.

Except as otherwise expressly set forth in this Addendum, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to Employment Agreement as of the 2nd day of September 2004.

EXECUTIVE	KANSAS CITY SOUTHERN F/K/A KANSAS CITY SOUTHERN INDUSTRIES, INC.

/s/ Warren K. Erdman	By:	/s/ Michael R. Haverty
Warren K. Erdman		Michael R. Haverty, Chairman, President & CEO

ATTACHMENT A

WAIVER AND RELEASE

In consideration of the benefits described in the Employment Agreement, I do hereby fully waive all claims and release Kansas City Southern (KCS), and its affiliates, parents, subsidiaries, successors, assigns, directors and officers, fiduciaries, employees and agents, as well as any employee benefit plans from liability and damages related in any way to any claim I may have against KCS. This Waiver and Release includes, but is not limited to all claims, causes of action and rights under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1866; the American with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act of 1990; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Federal Employers’ Liability Act; the Railway Labor Act, including bumping rights, rights to file a grievance, rights to a hearing (whether before any company official, any system, group, regional or special adjustment board, the National Railroad Adjustment Board, or any other entity), and any rights to arbitration thereunder; the Missouri Human Rights Act, the Kansas Act Against Discrimination, the Kansas and Missouri Workers’ Compensation acts, and all local state and federal statutes and regulations; all claims arising from labor protective conditions imposed by the Interstate Commerce Commission or the Surface Transportation Board; any KCS incentive or benefit plan or program, and any rights under any collective bargaining agreement, including seniority rights, bumping rights and reinstatement rights, rights to file or assert a grievance or other complaint, rights to a hearing, or rights to arbitration under such agreement; and all rights under common law such as breach of contract, tort or personal injury of any sort.

I understand that this Waiver and Release also precludes me from recovering any relief as a result of any lawsuit, grievance or claims brought on my behalf and arising out of my employment or resignation of, or separation from employment, provided that nothing in this Waiver and this Release may affect my entitlement, if any, to workers’ compensation or unemployment compensation. Additionally, nothing in this Waiver and Release prohibits me from communications with, filing a complaint with, or full cooperation in the investigations of, any governmental agency on matters within their jurisdictions. However, as stated above, this Waiver and Release does prohibit me from recovering any relief, including monetary relief, as a result of such activities.

If any term, provision, covenant, or restriction of this Waiver and Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Waiver and Release and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. I understand and agree that, in the event of breach by me of any of the terms and conditions of this Waiver and Release, KCS will be entitled to recover all costs and expenses as a result of my breach, including but not limited to, reasonable attorneys’ fees and costs.

Waiver and Release Page 2

I have read this Waiver and Release and I understand all of its terms. I enter into and sign this Waiver and Release knowingly and voluntarily, with full knowledge of what it means.

/s/ Warren K. Erdman	September 2, 2004
Employee Signature	Date

Warren K. Erdman
Employee Name (Please Print)	Social Security Number

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